Exhibit 10.26

REVANCE THERAPEUTICS, INC.

2014 MANAGEMENT BONUS PROGRAM

Upon the recommendation of the Compensation Committee of the Board of Directors of Revance Therapeutics, Inc. (the “Company”), the Company’s Board of Directors on March 17, 2014, approved the corporate objectives for the Company’s named executive officers relating to the Company’s 2014 cash performance bonus program (the “2014 Bonus Program”).

The 2014 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives for 2014 and for the Company’s named executive officers other than the Chief Executive Officer, individual performance in meeting specified corporate goals for the year. The actual cash bonus awarded in any year, if any, may be more or less than each executive’s annual target bonus, and shall be subject to approval by the Compensation Committee or the Board of Directors. For the Company’s named executive officers, the target bonuses, and whether or not a bonus is paid in any year, is within the discretion of the Compensation Committee.

The 2014 corporate objectives relate to product development milestones, including successful completion of the Company’s ongoing RT002 Phase 1/2 glabellar lines clinical trial (30% weighting) and achievement of positive efficacy results from the planned RT001 Phase 3 crow’s feet lines clinical trial in the United States (40% weighting) and the achievement of specified financing objectives (30% weighting).

Our Chief Executive Officer’s cash bonus under the 2014 Bonus Program will be entirely based on the achievement of the 2014 corporate objectives. The cash bonus for all other named executive officers shall be based on the achievement of his or her individual performance goals (25% weighting) and on the achievement of the 2014 corporate objectives (75% weighting). The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals.